 As filed with the Securities and Exchange Commission on December 19, 2007
Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

International Medical Staffing, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	8082	41-2233202
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification No.)

542 East 3rd Street
Brooklyn, NY 11218
Phone: (940) 991-8337
(Address and telephone number of Registrant's principal executive offices)

Delaware Intercorp, Inc.
113 Barksdale Professional Center
Newark, Delaware 19711
Tel: (302) 266- 9367
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:

SRK Law Offices
Rabin Science Park
Rehovot, Israel
Telephone No.: (718) 360-5351
Facsimile No.: (011) (972) 8-936-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(¹)	Proposed Maximum Aggregate Offering Price(²)	Amount of Registration Fee
Common Stock, $0.0001 per share	2,000,000	$0.025	$50,000	$4.55

(¹) The price of $0.025 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(²) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Subject to Completion
Dated December 19, 2007

International Medical Staffing, Inc.

A MAXIMUM OF 2,000,000 SHARES OF COMMON STOCK
OFFERING PRICE $0.025 PER SHARE

The selling stockholders named in this prospectus are offering for resale 2,000,000 shares of our common stock. The selling stockholders have advised us that they will sell the shares of common stock from time to time after this prospectus is declared effective and they have set an offering price for these securities of $0.025 per share of common stock offered through this prospectus until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this offering. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this Registration Statement is not complete and may be amended. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________, ___, 2008.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 7. All references to "we," "us," "our," “Company” or similar terms used in this prospectus refer to International Medical Staffing, Inc.

Corporate Background

We were incorporated on March 21, 2007. We have not generated any revenues to date and we are a development stage company. We are focused on developing into a recognized provider of services relating to the global recruitment of qualified medical staff. Our mission is to provide hospitals and nursing homes with reliable recruitment, screening, and placement services in order to address the rising shortage of qualified nurses and other medical staff in the United States, and thereafter in other parts of the world.

Our offices are currently located at 542 East 3rd Street, Brooklyn, NY 11218. Our telephone number is (940) 991-8337. We do not currently have a web site. Our fiscal year end is December 31.

Our auditors have issued an audit opinion which includes a paragraph describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

Summary of the Offering

The Issuer:	International Medical Staffing, Inc.

Total Shares of Common Stock Outstanding Prior to the Offering:	5,600,000 Shares

Shares of Common Stock being Offered by the Selling Stockholders:	2,000,000 Shares

Number of Shares Outstanding after the Offering if all the Shares are Sold	5,600,000 Shares

Offering Price:	$0.025 per share

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders.

Market for the Shares:
There is no public market for our common shares. We intend to have a market maker file an application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Data

The following summary financial information for the period from March 21, 2007 (date of inception) through September 30, 2007, includes statement of operations and balance sheet data from our audited financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the audited financial statements and accompanying notes included in this prospectus.

For the Period
From Inception
(March 21, 2007)
Through
September 30, 2007
(Audited)
Statement of Operations:
Total revenues	$-
Total operating expenses	$28,988
(Loss) from operations	$(28,988)
Net (loss)	$(28,988)
(Loss) per common share	$(0.01)
Weighted average number of common
shares outstanding - Basic and diluted	3,940,206

As of
September 30, 2007
(Audited)
Balance Sheet:
Cash in bank	$39,972
Total current assets	$39,972
Total assets	$39,972
Total current liabilities	$18,600
Total liabilities	$18,600
Total stockholders' equity	$21,372
Total liabilities and stockholders' equity	$39,972

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in us. If any of the following risks actually occur, our business, financial condition, results of operations, and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risks Relating to Our Business and our Industry

1.	We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

The Company has incurred a net loss of $(28,988) for the period from March 21, 2007, (date of inception) through September 30, 2007. We anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities, which adjustment may have to be made should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose all or part of their investment.

2.	We are a development stage company and may never be able to execute our business plan.

We were incorporated on March 21, 2007. We currently have not recruited the candidates to provide the medical staffing requirements of our potential clients or executed any agreements with potential clients. Although we have begun initial planning for the recruiting of qualified nurses and other medical staff to be provided to medical facilities, we may not be able to execute our business plan unless and until we are successful in raising funds. In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. As a result, we may not be able to obtain additional necessary funding. There can be no assurance that we will ever achieve any revenues or profitability. The revenues and income potential of our proposed business and operations are unproven, and the lack of an operating history makes it difficult to evaluate the future prospects of our business.

3.	Our business plan may be unsuccessful.

The success of our business plan is dependent on our developing and offering solutions for the rising international shortage of qualified nurses and other medical staff. Our ability to develop such a recruitment service is unproven, and the lack of an operating history makes it difficult to validate our business plan.

4.	We have no operating history and have experienced a net loss since inception, which we expect to continue in the future.

We incurred a net loss of $(28,988) for the period from March 21, 2007 (date of inception) through September 30, 2007. We expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the costs related to recruiting qualified medical staff on a global basis, and the costs related to marketing our recruitment services to potential healthcare providers such as nursing homes and hospitals.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

5.	If we are unable to attract and retain healthcare personnel at reasonable costs, it could increase our operating costs and negatively impact our business.

We rely significantly on our ability to attract and retain foreign nurses and other medical staff personnel who possess the skills, experience, and, if required, licenses, necessary to meet the requirements of our clients. We will compete for foreign healthcare staffing personnel with other healthcare recruiting companies and with hospitals and healthcare facilities. We will need to continually evaluate and build our recruiting network to keep pace with our clients' needs and to remain competitive in our business. Currently, there is a shortage of nurses in most areas of the United States. However, as competition for such personnel has increased, salaries and benefits have risen as well. Increases in minimum salary requirements may cause the cost related to providing foreign nurses to become uneconomical. We may be unable to meet the target number of nurses and other medical staff personnel that we intend to recruit, thus, decreasing the potential for growth of our business. We cannot assure you that we will be successful in any of these areas. The cost of attracting nurses and other medical staff personnel and providing them with attractive benefit packages may be higher than we anticipate, and, as a result, if we are unable to pass these costs on to our clients, our profitability could be minimal. Moreover, if we are unable to attract and retain nurses and other medical staff personnel, our ability to provide adequate services to our clients may decline and, as a result, we could lose clients.

6.	We may be legally liable for damages resulting from our hospital and healthcare facility clients' mistreatment of our healthcare personnel.

Because we are in the business of placing nurses and other medical staff personnel in the workplaces of our clients, we are subject to possible claims by our nurses and other medical staff personnel alleging discrimination, sexual harassment, negligence, and other similar injuries caused by our clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified nurses or other medical staff personnel in the future.

7.	Because our officers and Directors work or consult for other companies, their other activities could slow down our operations.

Our officers and Directors are not required to work exclusively for us and do not devote all of their time to our operations. Presently, our officers and Directors allocate only a portion of their time to the operation our business. Since our officers and Directors are currently employed full time elsewhere, they are able to commit to us only up to 10 hours per week. Therefore, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slow down in operations.

8.	We may need an extended period of time to provide our clients with nurses since the length of time involved in the recruitment process can extend from 10 to 24 months.

The recruitment period for foreign nurses can extend from 10 to 24 months. This time frame could result in our being unable to respond to client staffing requirements in a prompt and timely manner, which may cause us to lose current clients, or make it more difficult to attract future clients.

9.	We face intense competition from other businesses that currently market and provide recruitment services for the healthcare industry.

Competition will come from entities that currently provide healthcare recruitment services and also from new entities that may enter the market. Our competitors who are already in the industry have longer operating histories, more extensive experience, greater name recognition, larger marketing budgets, and established customer bases than we do. In addition, these companies are able to hire full-time, directly employed, marketing personnel to better cover certain markets and customers. They can also invest greater resources in the development of contacts and procedures, both at the recruitment end and at the placement end, which will allow them to react to market changes faster, putting us at a possible competitive disadvantage.

10.	Many of our competitors and potential competitors have significantly greater financial resources, which may allow them to provide better services.

Our competition, including DB Healthcare, International Nurses Recruiting, Compass International, and Stateside Nursing International, may have business plans and processes or may develop business plans and processes that will render our proposed services inferior. We will likely need to obtain and maintain certain advantages over our competitors in order to be competitive, which advantages require resources. There can be no assurance that we will have sufficient financial resources to maintain our marketing, recruitment, and customer support efforts on a competitive basis, or that we will be able to make the improvements necessary to maintain a competitive advantage with respect to our services.

11.	We face exposure to changes in regulatory requirements regarding employment of foreign nurses and other medical staff.

A range of exposures exists relating to how we intend to recruit nurses and other medical staff personnel for our potential clients in the United States. Since recruiting foreign nurses is dependant on U.S. government and state regulations, a limitation on the number of visas issued, or changes to the rules and regulations making the visa or licensing processes more difficult would pose a challenge for us. This may require us to incur extensive legal services costs, and our legal fees may become an increased cost component of our business.

12.	We face exposure to healthcare liability claims.

Even though the healthcare professionals we recruit and place will not be our employees, we may face exposure if any of the healthcare professionals we recruit and place are deemed to have been unqualified or to have acted negligently. The cost of defending such claims, even if groundless, could be substantial, and the associated negative publicity could adversely affect our ability to attract and retain employer clients.

Risks Related to the Offering

13.	Our stock price after the offering could be below the offering price.

The offering price of our common stock was arbitrarily determined by us and does not necessarily bear any relationship to our book value, assets, financial condition, or any other established criteria of value. Our common stock price after the offering could be below the offering price.

14.	There has previously been no public market for our common stock and our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Even if a trading market develops, we cannot predict how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The initial public offering price of our common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The trading price of our common stock following the offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors;

•	Announcements by us or our competitors of acquisitions, new recruitment methods or significant long term contracts with medical facilities;

•	Disruption to our operations;

•	Commencement of, or our involvement in, litigation;

•	Any major change in our Board of Directors or management;

•	Changes in governmental regulations or in the status of our regulatory approvals for licensing of nurses; and

•	General market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

15.	Future sales by our stockholders could cause the stock price to decline.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

16.	State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

17.
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock.” The regulations of the SEC promulgated under the Exchange Act of 1934 that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 7, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 22, the Management's Discussion and Analysis or Plan of Operation section beginning on page 29 and as well as factors discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

There is no public market for our common shares. The price of the shares was arbitrarily determined at $0.025 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in us at this initial stage of our development.

The price we arbitrarily determined bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 2,000,000 shares of common stock offered through this prospectus. The selling stockholders are non-U.S. persons who acquired the 2,000,000 shares of common stock from us in a series of private placement transactions pursuant to Regulation S, thus exempting these private placements from the registration requirements of the United States Securities Act of 1933.

The following table provides as of December 1, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1. The number of shares beneficially owned by each prior to this offering;

2. The total number of shares that are to be offered by each;

3. The total number of shares that will be beneficially owned by each upon completion of the offering; and

4. The percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering(1)		Number of Shares	Beneficial Ownership After Offering(1)
Name of Selling Stockholder(1)	Number of Shares	Percent(2)	Being Offered	Number of Shares	Percent(2)
Haim Uriel Alprovitz	120,000	2.1	120,000	0	0
Rafael Pinhas Asaraf	40,000	*	40,000	0	0
Yosef Atun	40,000	*	40,000	0	0
Assaf Atzor	40,000	*	40,000	0	0
Reoven Avraami	60,000	1.1	60,000	0	0
Aminadav Azarya	60,000	1.1	60,000	0	0
Shimon Yauda Azrad	40,000	*	40,000	0	0
Avraham Alexander Bresler	40,000	*	40,000	0	0
Zeev Bennet	40,000	*	40,000	0	0
Itchak Berkowitz	40,000	*	40,000	0	0
Yakov Yeoshua Cshinfeld	40,000	*	40,000	0	0
Chaim Drexler	40,000	*	40,000	0	0
Moshe Engel	100,000	1.8	100,000	0	0
Biniamin Ferara	80,000	1.4	80,000	0	0
Yehuda Grovais	40,000	*	40,000	0	0
Shmuel Nechemya Hager	40,000	*	40,000	0	0
Yocheved Hager	40,000	*	40,000	0	0
Zev Dov Halperin Ben Dov	40,000	*	40,000	0	0
Shmuel Mehir Hirshman	40,000	*	40,000	0	0
Yosef Haim Kalaf	40,000	*	40,000	0	0
Ben Zion Katan (3)	40,000	*	40,000	0	0
Avraham Kiper	40,000	*	40,000	0	0
Chaya Kiper	60,000	1.1	60,000	0	0
Henia Kiper	40,000	*	40,000	0	0
Rivka Kiper	80,000	1.4	80,000	0	0
David Zvi Lape	80,000	1.4	80,000	0	0
Shimon Yehuda Malul	40,000	*	40,000	0	0
Pinchas Mor	40,000	*	40,000	0	0
Gila Naftalin	40,000	*	40,000	0	0
Refael Paluch (4)	40,000	*	40,000	0	0
Yaacov Pecha	40,000	*	40,000	0	0
Isabela Podolsky	40,000	*	40,000	0	0
Yitzchak Yaakov Rienitz	40,000	*	40,000	0	0
Moshe David Rosenfeld	80,000	1.4	80,000	0	0
Arie Shinfeld	40,000	*	40,000	0	0
Itzhak Tzophiof	60,000	1.1	60,000	0	0
Israel Meeir Vaitzman	40,000	*	40,000	0	0
Yosef Chaim Yamin	60,000	1.1	60,000	0	0
Zion Zar	40,000	*	40,000	0	0
Hana Zvuluni	40,000	*	40,000	0	0
TOTAL	2,000,000	35.71(2)	2,000,000	NIL	NIL

Notes

*	Represents less than 1%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 5,600,000 shares of common stock outstanding as of December 1, 2007.

(3)	Mr. Ben Zion Katan is the husband of Mrs. Devorah Leah Bisk Katan, our Secretary and Director.

(4)	Mr. Refael Paluch is the brother of Mr. Aron Fishl Paluch, our President, Treasurer and Director.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or Directors.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 2,000,000 shares of common stock on behalf of the selling stockholders.

No Current Market for our Shares

There is currently no market for our shares of common stock. We cannot give you any assurance that the shares you purchase will ever have a market value or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our shares quoted on the Over-the-Counter Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the National Association of Securities Dealers. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-Counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling security holders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holders must be made at the fixed price of $0.025 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales;

•	Transactions involving cross or block trades on any securities or market where our common stock is trading;

•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	Any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $24,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act of 1933, and the Exchange Act of 1934 in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our Directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Officers and Directors and their ages and positions are as follows:

Name	Age	Position
Aron Fishl Paluch	33	President, Treasurer and Director

Devorah Leah Bisk Katan	20	Secretary and Director

Aron Fishl Paluch

Aron Fishl Paluch has been our Director, President, and Treasurer since joining our Company on March 28, 2007. Mr. Paluch is a practicing lawyer and received his diploma from Ono Academic College in 2005. Mr. Paluch is a partner of Hager, Paluch Law Offices based in Kiryat Ono, Israel which was founded in 2005. The firm specializes in commercial litigation. From 2005 to the present, Mr. Paluch provided consultant services to US Medical Staff Inc., a nursing services recruitment company. In this position, Mr. Paluch has been responsible for liaising with U.S. nursing homes as well as liaising with nurse recruitment agents in the Philippines and India. From 1998 to 2005, Mr. Paluch was part owner of Argoman Ltd., a manpower agency that provides caregivers for elderly and handicapped individuals in Israel, the countries of the former Soviet Union, Romania, Bulgaria, Thailand, Nepal, India and the Philippines.

Devorah Leah Bisk Katan

Devorah Leah Bisk Katan joined our Company on April 20, 2007. She currently serves as our Director and Corporate Secretary. Since January 2006, Ms. Katan has served as the assistant to Mr. Paluch during his work with US Medical Staff Inc. Since April 20, 2007, she has been involved in learning all aspects of the operation including learning how to evaluate the documentation of prospective nurses.

Term of Office

Our Directors are elected at the annual meeting of the stockholders, and each Director holds office until a successor is elected and qualified or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

The Directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of our Directors. We have not compensated our Directors for service on our Board of Directors or reimbursed them for expenses incurred for attendance at meetings of our Board of Directors. Officers are appointed by our Board of Directors and each officer serves at the discretion of our Board of Directors. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Our officers and Directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five years.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any members who qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive.

Involvement in Certain Legal Proceedings

No Director, nominee for Director, or executive officer of the Company, has appeared as a party in any legal proceeding material to an evaluation of their ability or integrity during the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of our common stock owned as of December 1, 2007, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our Directors, and (iii) our officers and Directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(¹)
Common Stock	Aron Fishl Paluch(2)	3,000,000	53.57%

Common Stock	Devorah Leah Bisk Katan(3)	600,000	10.71%

All officers as a Group	2 Persons	3,600,000	64.28%

(¹)	Based on 5,600,000 shares of our common stock outstanding.

(²)	The address for Aron Fishl Paluch is 78 Rabbi Akiva Street, Suite # 688, Bnei Brak, Israel 51105.

(³)	The address for Devorah Leah Bisk Katan is 78 Rabbi Akiva Street, Suite # 688, Bnei Brak, Israel 51105.

Changes in Control

There are no existing arrangements that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share. As of December 1, 2007, 5,600,000 shares of common stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of Directors can elect all of the Directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our Directors, officers, employees and consultants.

Anti-Takeover Effect of the By-Laws

Our Bylaws contain a provision that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our Company. Such provision provides that special meetings of stockholders may be called only by the President, the Vice-President, and the Chairman of the Board of Directors only at the request of a majority of the members of the Board of Directors or holders of a majority of the total voting power of all outstanding shares of stock then entitled to vote.

Transfer Agent

We have not appointed a transfer agent and registrar for our common stock at this time. We will appoint a transfer agent upon the effectiveness of this registration statement.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee. SRK Law Offices, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Davis Accounting Group P.C., Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Directors and officers are indemnified as provided under Section 145 of the Business Corporation Law of the State of Delaware. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our Directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF BUSINESS

Overview of the Company

We were incorporated in the State of Delaware under the name International Medical Staffing, Inc. on March 21, 2007. We are a development stage company and we have commenced only limited operations. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has the Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We intend to focus on developing into a leading provider of services for the global recruitment of qualified medical personnel. We plan to service the healthcare industry, primarily hospitals and nursing homes, by providing them with reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.

We do not currently have sufficient capital to operate our business, and we may require additional funding in the future to sustain our operations. There is no assurance that we will have revenues in the future or that we will be able to secure the necessary funding to develop our business.

Our offices are currently located at 542 East 3rd Street, Brooklyn, NY 11218. Our telephone number is (940) 991-8337. We currently do not have a website.

The Market Opportunity

Nursing is a profession whose skilled practitioners save lives and improve patient outcomes every day. As the need for qualified registered nurses and other medical staff personnel increases, hospitals are reporting that the recruitment of nurses is becoming increasingly difficult. To address this need many health care providers have turned to international nurse recruitment companies in search of a stable supply of high quality nursing staff. See “What is the nursing shortage and why does it exist?” April 7, 2005 http://www.nursingadvocacy.org/faq/nursing_shortage.html

Staffing Shortage

The United States is in the midst of a nursing shortage that is expected to intensify as baby boomers age and the need for health care grows. Compounding the problem is the fact that nursing colleges and universities across the country are struggling to expand enrollment levels to meet the rising demand for nurses in the marketplace. See “Nursing Shortage Fact Sheet” March 8, 2004 http://www.aacn.nche.edu/Media/Backgrounders/shortagefacts.htm

The demand for nursing care in the United States is expected to balloon over the next 20 years due to the aging of the population, advances in technology and various economic and policy factors. In fact, the U.S. Bureau of Labor Statistics ranks the occupation of nursing as having the seventh highest projected job growth in the United States. As new opportunities have opened up for young women and men, and new stresses have been added to the profession of nursing, fewer people have opted to choose nursing as a career. Applications for admission to nursing schools have dropped dramatically and consistently for the past six years.

If current trends continue, the U.S. Department of Labor Statistics estimates that the United States will be short 275,00 nurses by the year 2010, and that the country will need to educate about 1.1 million new nurses by 2012 - almost half the size of today's nursing workforce. The U.S. Department of Labor Statistics has predicted that the number of nurses needed in the workforce will grow by 632,000 to 2.9 million nurses by 2012 - a 27% increase - and that there will be a need for 236,000 new nurses per year to keep up with the increasing demand and to offset nurse retirements. See "How many nurses are there?" October 21, 2006, http://www.nursingadvocacy.org/faq/rn_facts.html.

The Healthcare Market in the U.S.

Overview

Hospitals

In the United States there are 5,756 Registered Hospitals and 4,936 Community Hospitals, according to statistical resources of the American Hospital Association. Nurses make up a majority of the hospital caregivers. In 2005, hospitals were staffed by an estimated 118,000 registered nurses. See “Fast Facts on US Hospitals” October 20, 2006 http://www.aha.org/aha/resource-center/Statistics-and-Studies/fast-facts.htmlNursing care in America's hospitals has reached a critical shortage — the worst in 50 years, according to Peter Buerhaus, the Assistant Dean of Vanderbilt School of Nursing, who has studied the problem. To make matters worse, just as there are fewer nurses, the population is aging and in need of more medical care. See Laura Marquez: "Nursing Shortage: How It May Affect You" http://abcnews.go.com/WNT/Health/story?id=1529546

Nursing Homes

Nursing homes (also known as nursing facilities) typically provide 24-hour care for people who are recovering from an acute illness and custodial care for those who are functionally impaired and no longer able to live independently or in the community. A nursing home may be necessary if someone needs round-the clock nursing care, needs help with bathing, medications, meals and moving around, or might wander away without supervision. Approximately 1.6 million people reside in 18,000 nursing homes in the United States. See "Nursing Home Cost Hits $70,000 Per Year," October 4, 2004 http://www.consumeraffairs.com/news04/nursing_home_costs.html

Other Health Care Staffing Shortages

The problem of shortages of health care professionals in the U.S. is not limited to nurses. In addition to nurse shortages, hospitals have double-digit vacancy rates for pharmacists, X-ray technicians, laboratory technologists, and housekeeping and maintenance staff. Long-term care facilities and home health agencies are experiencing difficulties recruiting nurses, therapists and aides. However, the most pressing problem for all healthcare employers, especially hospitals, remains the inability to recruit and hire more nurses. See "Position Statement on Recruitment and Rights of Foreign Nurses," October, 2003 http://www.aft.org/topics/immig-healthcare/ImmigRts_10_03.pdf

International Recruitment of Nurses

Many U.S. health care providers have turned to foreign nurses to fill the ever widening staffing gap. Foreign nurses are required to satisfy CGFNS requirements; foreign-trained nurses are required to obtain a passing score on either the TOEFL, TWE, TSE or MELAB, Parts 1, 2, and 3, and the Speaking Test. Registered nurses must obtain a score of 540 on the written TOEFL, or 207 on the computer-based TOEFL, or 4.0 on the TWE, or 50 on the TSE. For the MELAB, parts 1, 2, and 3, as well as the Speaking Test, must have a combined score of 79 with at least a 3+ on the Speaking Test.

Nurses applying for a Permanent (Immigrant) Visa may also be required to obtain a VisaScreen Certificate.

The VisaScreen process includes the following:

•     Review of educational credentials

•     Review of licensure documentation

•     English language skills assessment (passing score on TOEFL, TWE and TSE

•     Passing score on the CGFNS Qualifying Examination or the NCLEX-RN

See: “Professional requirements”
http://www.inrllc.com/Nurse%20Recruitment/Professional_Requirements/professional_requirements.html

Our Competitive Position in the Nurse Recruitment Market

Estimating the size and market share of international nurse staffing companies is difficult due to the lack of publicly available information. Additionally, the geographic playing field of nurse recruitment agencies can vary from a single region or single country to multiple countries. International nurse staffing companies typically vary in size and in their geographic specialties. The result is a highly fragmented market for international nurse recruitment.

Although we are not the only foreign nurse recruitment service, and other recruitment agencies also supply nurses, we believe that hospitals and nursing homes in the United States are in need of more nurses than the current recruitment agencies can supply.

Our competition includes:

•	DB Healthcare

•	International Nurses Recruiting

•	Compass International

•	Stateside Nursing International

Marketing & Sales Strategy

Our marketing strategy entails hiring marketing consultants to assist us in reaching out to nursing home and hospital facility administrators. We will initially focus on offering our services to nursing home and hospital facilities in the Northeast and Midwest regions of the United States. We will market our services to potential customers by sending direct correspondence to the administrators of the facilities and through hiring marketing consultants that specialize in marketing to the health care industry. Once contact has been made with an interested hospital or nursing home administrator, our President will engage the potential client.

Business Model - Recruitment of Nurses

We intend to implement each phase required in the recruitment and legal processing of foreign nurses and other medical staff personnel. We plan to assist our nursing candidates through the immigration process, obtaining all the required documents and visas, as well as walking them through every step in the procedure, until they arrive at our clients’ facilities. For our clients (nursing homes and hospitals), we intend to update them continually on their potential employee's immigration procedure in order for them to feel confident that we are managing and monitoring every stage of the process.

We intend to recruit healthcare providers in their countries of origin, starting with nurses in the Philippines. We will screen these candidates and assist them in preparing for the relevant exams, legal procedures and immigration requirements required by the country of employment and by future employers of these nurses.

Initially, we plan for our Directors to individually interview each prospective nurse, and to review a copy of each nurse’s credentials and resume. We intend to verify the authenticity of all medical qualifications and experience of these nurses. After a thorough selection procedure, we will present the resumes of recommended nurses and other medical staff to prospective clients in the United States. We will also offer our prospective clients the opportunity to join us for nurse interviews at the nurses’ countries of origin, or to conduct private interviews with the nurses or other medical staff personnel that they wish to select.

We understand that every client has specific and dynamic wishes and therefore we are open to having our clients join us for interviews.

Placement Model for Nurses

After a client places an order for nurses, we will begin the process of recruitment. We will start by screening the nurses by reviewing resumes, investigating backgrounds, and conducting interviews. Then, we will address immigration processing. It is our intent that the selected nurses will be licensed for employment as Registered Nurses at our clients’ facilities.

Our Recruitment and Processing Fee will be $5,000 (Five Thousand Dollars). In addition, our clients will be responsible for reimbursing us for our direct expenses, which we estimate to be approximately $5,000 per candidate.

We plan on invoicing and receiving payment for the Recruitment and Processing Fee in four (4) installments as follows:

•	The first installment, in the amount of $1,500 (One Thousand Five Hundred US Dollars) will be invoiced and paid upon the signing of an agreement with us.

•	The second installment, in the amount of $1,000 (One Thousand US dollars) will be invoiced and paid upon the nursing candidate receiving a visa to work in the United States.

•	The third installment, in the amount of $1,000 (One Thousand US dollars) will be invoiced and paid within 7 (seven) days following the arrival of the nursing candidate in the United States.

•	The fourth installment, in the amount of $1,500 (One Thousand Five Hundred US dollars) will be invoiced and paid upon completion of a ninety-day trial period at the client’s facility.

Potential Growth

Our opportunities for growth lie primarily in the number of nurses and other medical staff personnel required by our potential clients. Our intention is to open recruitment branch offices in locations worldwide, with the goal of becoming a well-known, well-respected, and successful international recruitment and placement service for nurses and other medical staff personnel.

Existing or Probable Government Regulations

Recruiting foreign nurses and certain other medical staff is dependent on their meeting certain federal and state regulatory requirements. Should the federal or state governments put a limit on the number of visas and or licenses, or make the process more difficult in any way, this would pose a challenge to our business.

In order to be considered for employment in the U.S. and satisfy CGFNS requirements, foreign-trained nurses are required to obtain a passing score on either the TOEFL, TWE, TSE or MELAB, Parts 1, 2, and 3, and the Speaking Test. Registered nurses must obtain a score of 540 on the written TOEFL, or 207 on the computer-based TOEFL, or 4.0 on the TWE, or 50 on the TSE. For the MELAB, parts 1, 2, and 3, as well as the Speaking Test, they must have a combined score of 79 with at least a 3+ on the Speaking Test.

Nurses applying for a Permanent (Immigrant) Visa may also be required to obtain a VisaScreen Certificate.

The VisaScreen process includes the following:

•     Review of Educational Credentials

•     Review of licensure documentation

•     English language skills assessment (passing score on TOEFL, TWE and TSE

•     Passing score on the CGFNS Qualifying Examination or the NCLEX-RN

Data source: “Professional requirements”
http://www.inrllc.com/Nurse%20Recruitment/Professional_Requirements/professional_requirements.html

Employees

We have commenced only limited operations; therefore, we have no full time employees. Our officers and Directors provide services to us on an as-needed basis. When we commence full operations, we will need to hire full-time management and administrative support staff.

Reports to Security Holders

We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and current reports on Form 8-K.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 7 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are a development stage company with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we have recruited and placed nurses or other medical staff. Accordingly, we must raise cash from sources other than our operations in order to implement our business plan. We may raise this additional capital either through debt or equity, including potentially receiving a loan from our President. No assurance can be given that such efforts will be successful. The Company has no specific plans at present for raising additional capital.

In our management's opinion, there is a current and rapidly growing need for our recruitment services in the healthcare industry and particularly in the long-term care market in the United States, as well as in other health care markets around the world.

Plan of Operation

Our plan of operation is to market our recruiting services to nursing homes and hospitals throughout the United States. We intend to accomplish this through the following milestones:

1. Marketing of Services.

We will focus initially on offering our services to nursing homes and hospitals in the Northeast and Midwest regions of the United States. Our services will be marketed to potential customers through the hiring of marketing personnel specializing in marketing to the health care industry. We also intend to send out marketing materials offering our services directly to nursing home administrators. It is our hope that through our marketing we will be able to schedule appointments for our Company’s President who will then engage the potential clients.

•
We intend to sign up the nursing home/hospital administrator to a Recruitment Contract which will entail our Company receiving a refundable deposit of $1,500 for every nurse to be recruited on his behalf.

•	We will liaison during the recruitment process and offer the client to join us in interviewing the nurse candidate.

•	We will inform our client on the progress of the immigration process so as to manage expectations and coordinate the anticipated arrival date of the nursing candidate.

•	We will require additional fees for our services in the amount of $3,500. These fees will be broken down in the following manner:

•	$1,000 upon the nursing candidate receiving a visa to work in the United States;

•	$1,000 (one thousand US dollars) upon the arrival of the nursing candidate in the US; and

•	$1,500 (one thousand five hundred US dollars) upon completion of a ninety-day trial period at the client’s facility.

•
In addition, the client will have to pay all the direct expenses associated with the immigration procedure, including airfare to the United States from the nurse’s country of origin. This cost is estimated to be around $5,000 and may be paid in installments as necessary.

2. We plan to identify and retain a recruitment agent in the Philippines who will assist us in locating a steady supply of nursing candidates.

3. We intend to recruit nurses and other medical staff personnel in their countries of origin and, after screening these candidates, assist them in successfully passing all exams, legal procedures and immigration requirements obligated by the country and state of future employment. We will accompany the nurses through each stage, offering advice and personal solutions, until their arrival and placement at the facility of employment.

Expenditures

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees	$40,000
Marketing and Recruiting Expenses	10,000
Travel Expenses	15,000
Agent Expenses	6,000
Office Expenses	11,000
TOTAL	$82,000

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We do not lease or own any real property. We currently maintain our corporate office at 542 East 3rd Street, Brooklyn, NY 11218. We pay monthly rent for use of this space. This space is sufficient for our current needs. We are leasing our offices from our former Director, Baila Paluch. The monthly lease rental is $100, and the term of the lease arrangement is month to month. As of September 30, 2007, we had accrued $600 in office rent related to this lease.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On March 28, 2007, we issued 3,000,000 shares of our common stock to Mr. Aron Fishl Paluch, our President, Treasurer and Director, for services rendered. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. This offering and sale was made only to a non-U.S. citizen and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On April 20, 2007, we issued 600,000 shares of our common stock to Mrs. Devorah Leah Bisk Katan, our Secretary and Director, for services rendered. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. This offering and sale was made only to a non-U.S. citizen and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

In April 2007, we entered into a verbal agreement with Baila Paluch, a former Director and Officer of the Company, to lease office space. The monthly lease rental amount is $100, and the term of the lease arrangement is month to month. As of September 30, 2007, the Company had accrued $600 in office rent expense related to the lease.

On July 8, 2007, we sold 40,000 shares of our common stock to Mr. Rafael Paluch, the brother of Mr. Aron Fishl Paluch, our President, Treasurer, and Director pursuant to a subscription agreement. We believe that this issuance was exempt from registration pursuant to Regulation S of the Securities Act. Mr. Paluch represented to us that he is a non-U.S. person as defined in Regulation S.

On July 8, 2007 we sold 40,000 shares of our common stock to Mr. Ben Zion Katan, the husband of Mrs. Devorah Leah Bisk Katan, our Secretaary and Director, pursuant to a subscription agreement. We believe that this issuance was exempt from registration pursuant to Regulation S of the Securities Act. Mr. Katan represented to us that he is a non-U.S. person as defined in Regulation S.

Our officers and Directors may be considered promoters of International Medical Staffing, Inc. due to their participation in and management of the business of the Company since its incorporation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

As of December 1, 2007, there are no shares of our common stock which are currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal 56,000 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

As of December 1, 2007, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

Holders of Our Common Stock

As of December 1, 2007, we had 40 registered stockholders.

Dividends

Since inception, we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the expansion and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors that our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

None.

EXECUTIVE COMPENSATION

The following table shows the compensation awarded to, or earned by, our chief executive officer and our two other most highly compensated executive officers serving in such capacity at December 1, 2007.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
					Awards		Pay-outs
		Annual Compensation			Securities Underlying Options/ SARs	Restricted Shares or Restricted Share	LTIP	All
Name and Principal Position	Year(1)	Salary	Bonus	Other	Granted	Units	Pay-outs	Other(2)
Aron Fishl Paluch President, Treasurer and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	$300
Devorah Leah Bisk Katan Secretary and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	$60
Baila Paluch Former President, Treasurer, Secretary and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	We were incorporated on March 21, 2007.

(2)	We issued 3,600,000 shares of common stock to our Directors and officers for services rendered, valued at $360.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with officers or Directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of International Medical Staffing, Inc.:

We have audited the accompanying balance sheet of International Medical Staffing, Inc. (a Delaware corporation in the development stage) as of September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from March 21, 2007, through September 30, 2007, and from inception (March 21, 2007) through September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Medical Staffing, Inc. as of September 30, 2007, and the results of its operations and its cash flows for the period from March 21, 2007, through September 30, 2007, and from inception (March 21, 2007) through September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. In addition, the cash resources of the Company are insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 1, 2007.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET (NOTE 2)
AS OF SEPTEMBER 30, 2007

2007
ASSETS
Current Assets:
Cash in bank	$39,972
Total current assets	39,972
Total Assets	$39,972

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable - Trade	$1,000
Accrued liabilities	17,600
Total current liabilities	18,600
Total liabilities	18,600
Commitments and Contingencies
Stockholders' Equity:
Common stock, par value $.0001 per share, 100,000,000 shares
authorized; 5,600,000 shares issued and outstanding	560
Additional paid-in capital	49,800
(Deficit) accumulated during the development stage	(28,988)
Total stockholders' equity	21,372
Total Liabilities and Stockholders' Equity	$39,972

The accompanying notes to financial statements
are an integral part of this balance sheet.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE PERIOD ENDED SEPTEMBER 30, 2007, AND
CUMULATIVE FROM INCEPTION (MARCH 21, 2007)
THROUGH SEPTEMBER 30, 2007

	Period Ended	Cumulative
	September 30,	From
	2007	Inception

Revenues	$-	$-
Expenses:
General and administrative-
Professional fees	27,000	27,000
Bank charges	1,028	1,028
Office rent	600	600
Officers compensation paid by common stock	360	360
Total general and administrative expenses	28,988	28,988
(Loss) from Operations	(28,988)	(28,988)
Other Income (Expense)	-	-
Provision for income taxes	-	-
Net (Loss)	$(28,988)	$(28,988)
(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.01)
Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	3,940,206

The accompanying notes to financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (NOTE 2)
FOR THE PERIOD FROM INCEPTION (MARCH 21, 2007)
THROUGH SEPTEMBER 30, 2007

	Common stock		Additional Paid-in	(Deficit) Accumulated During the Development
Description	Shares	Amount	Capital	Stage	Totals
Balance - March 21, 2007	-	$-	$-	$-	$-
Common stock issued for officers compensation	3,600,000	360	-	-	360
Common stock issued for cash	2,000,000	200	49,800	-	50,000
Net (loss) for the period	-	-	-	(28,988)	(28,988)
Balance - September 30, 2007	5,600,000	$560	$49,800	$(28,988)	$21,372

The accompanying notes to financial statements are
an integral part of this statement.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE PERIOD ENDED SEPTEMBER 30, 2007, AND
CUMULATIVE FROM INCEPTION (MARCH 21, 2007)
THROUGH SEPTEMBER 30, 2007

	Period Ended	Cumulative
	September 30,	From
	2007	Inception
Operating Activities:
Net (loss)	$(28,988)	$(28,988)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Officers compensation paid by issued shares	360	360
Changes in net liabilities-
Accounts payable - Trade	1,000	1,000
Accrued liabilities	17,600	17,600
Net Cash (Used in) Operating Activities	(10,028)	(10,028)
Investing Activities:
Cash provided by investing activities	-	-
Net Cash Provided by Investing Activities	-	-
Financing Activities:
Issuance of common stock for cash	50,000	50,000
Net Cash Provided by Financing Activities	50,000	50,000
Net Increase in Cash	39,972	39,972
Cash - Beginning of Period	-	-
Cash - End of Period	$39,972	$39,972

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

On March 28, 2007, the Company issued 3,000,000 shares of common stock, valued at $300, to an officer of the Company for services rendered.

On April 20, 2007, the Company issued 600,000 shares of common stock, valued at $60, to an officer of the Company for services rendered.

The accompanying notes to financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

(1) Summary of Significant Accounting Policies

 Basis of Presentation and Organization

International Medical Staffing, Inc. (“IMS” or the “Company”) is a Delaware corporation in the development stage, and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on March 21, 2007. The proposed business plan of the Company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff. The accompanying financial statements of IMS were prepared from the accounts of the Company under the accrual basis of accounting.

In addition, in April 2007, the Company commenced a capital formation activity through a Private Placement Offering (the “PPO”), exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of September 30, 2007, the Company had closed the PPO and received proceeds of $50,000. The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commission (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

 Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

 Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

 Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended September 30, 2007.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

 Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

 Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of September 30, 2007, the carrying value of the Company’s financial instruments approximated fair value due to their short-term nature and maturity.

 Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Assets recorded under capital leases are amortized according to the same methods employed for property and equipment or over the term of the related lease, if shorter.

 Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

 Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

 Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of September 30, 2007, and expenses for the period ended September 30, 2007, and cumulative from inception. Actual results could differ from those estimates made by management.

 Fiscal Year End

The Company has adopted a fiscal year end of December 31.

(2) Development Stage Activities and Going Concern

The Company is currently in the development stage and has not commenced operations. The business plan of the company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.

During the period ended September 30, 2007, the Company was organized and incorporated, and completed a capital formation activity to raise up to $50,000 from the sale of 2,000,000 shares of common stock through a PPO to various stockholders. Currently, the Company is preparing a Registration Statement on Form SB-2 which it intends to file with the SEC to register 2,000,000 shares of its common stock for selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold. The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

The accompanying financial statements have been prepared in conformity with accounting principals generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred an operating loss since inception and the cash resources of the Company are insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

(3) Common Stock

On March 28, 2007, the Company issued 3,000,000 shares of common stock to its Director and Corporate President, Secretary and Treasurer for services rendered, valued at $300.

On April 20, 2007, the Company issued 600,000 shares of common stock to its Director and Corporate Secretary for services rendered, valued at $60.

On April 30, 2007, the Board of Directors of the Company approved a PPO, exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. The PPO had an offering period of 180 days. As of September 30, 2007, the Company fully subscribed the PPO and raised a total of $50,000 in proceeds.

In addition, in 2007, the Company commenced an activity to submit a Registration Statement on Form SB-2 to the SEC to register 2,000,000 shares of its outstanding common stock on behalf of selling shareholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold. As of November 1, 2007, the Company had not yet filed its Registration Statement with the SEC.

(4) Income Taxes

The provision (benefit) for income taxes for the period ended September 30, 2007, was as follows (assuming a 23 percent effective federal and state income tax rate):

2007
Current Tax Provision:
Federal and state-
Taxable income	$-
Total current tax provision	$-
Deferred Tax Provision:
Federal and state-
Loss carryforwards	$6,667
Change in valuation allowance	(6,667)
Total deferred tax provision	$-

The Company had deferred income tax assets as of September 30, 2007, as follows:

2007
Loss carryforwards	$6,667
Less - Valuation allowance	(6,667)
Total net deferred tax assets	$-

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

The Company provided a valuation allowance equal to the deferred income tax assets for the period ended September 30, 2007, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2007, the Company had approximately $29,000 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2027.

(5) Related Party Transactions

As described in Note 3, during the period from March 15, 2007, through September 30, 2007, the Company issued 3,600,000 shares of its common stock to its Directors for services rendered with a value of $360.

In April 2007, the Company entered into a verbal agreement with an individual who is a Director, officer and stockholder of the Company to lease office space. The monthly lease rental amount is $100, and the term of the lease arrangement is month to month. As of September 30, 2007, the Company had accrued $600 in office rent expense related to the lease.

(6) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement defines fair value, established a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This statement does not require and new fair value measurements, however, for some entities, the application of the statement will changes current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material impact on the results of operations or financial position.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans An Amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets for not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not expect the adoption of this standard to have a material impact on the results of operations or financial position.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”), which permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity would report unrealized gains and losses on items for which the fair value option had been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments. The statement requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157. Upon implementation, an entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. Since the provisions of SFAS No. 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation. The Company does not expect the adoption of this standard to have a material impact on the results of operations or financial position.

(7) Commitments and Contingencies

As discussed in Note 5, the Company entered into a verbal agreement for the lease of office space on a month-to-month basis with an individual who is a Director, officer and stockholder of the Company. The monthly lease amount is $100.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Section 145 of the General Corporation Law of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Our Bylaws provides in effect for the elimination of the liability of Directors to the extent permitted by the General Corporation Law of Delaware.

We have agreed to indemnify each of our Directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$4.55
Legal fees and expenses (¹)	$20,000
Accounting fees and expenses (¹)	$4,000
Miscellaneous (¹)

Total (¹)	$24,005

 (1) Estimated.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering described above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Regulation D or Regulation S promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

During the time period beginning on April 30, 2007 and ending on September 26, 2007, we issued and sold 2,000,000 shares of our common stock to our non-U.S. seed capital investors at a purchase price of $0.025 per share, without registering the shares with the Securities and Exchange Commission. We completed this offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in distribution of these offerings in the United States.

On March 28, 2007, we issued 3,000,000 shares of our common stock to Mr. Aron Fishl Paluch, our President, Treasurer and Director, for services rendered. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. This offering and sale was made only to a non-U.S. citizen and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On April 20, 2007, we issued 600,000 shares of our common stock to Mrs. Devorah Leah Bisk Katan, our Secretary and Director, for services rendered. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. This offering and sale was made only to a non-U.S. citizen and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant.

3.2	By-Laws of Registrant.

4.1	Stock Certificate Specimen

5.1	Opinion of Legal Counsel.

23.1	Consent of Davis Accounting Group P.C

23.2	Consent of Legal Counsel (incorporated in Exhibit 5.1)

Undertakings

The undersigned Registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(2) If the Registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, NY on December 19, 2007.

International Medical Staffing, Inc.

By:	/s/ Aron Fishl Paluch
Name: Aron Fishl Paluch
Title: President, Treasurer and Director (Principal Executive and Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: December 19, 2007	/s/ Aron Fishl Paluch
Name: Aron Fishl Paluch
Title: President, Treasurer, and Director (Principal Executive and Principal Financial and Accounting Officer)

Date: December 19, 2007
Name: Devorah Leah Bisk Katan
Title: Secretary and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aron Fishl Paluch and Devorah Leah Bisk Katan, each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aron Fishl Paluch Aron Fishl Paluch	President, Treasurer and Director (Principal Executive and Principal Financial and Accounting Officer)	December 19, 2007

/s/ Devorah Leah Bisk Katan Devorah Leah Bisk Katan	Secretary and Director	December 19, 2007